EXHIBIT 99.1

National Penn Bancshares 2nd Quarter 2006 Earnings Conference
Tuesday, July 18, 2006 - 1 pm ET

Wayne Weidner; National Penn Bancshares; Chairman, CEO
Glenn Moyer; National Penn Bancshares; President
Gary Rhoads; National Penn Bancshares; Treasurer, CFO
Michelle H. Debkowski; National Penn Bancshares; SVP, CAO and IR Officer

QUESTIONS AND ANSWER SEGMENT

Michelle Debkowski: Thank you, Wayne.

We had several questions presented during the webcast that I'd like to review at this time.

Gary, I'll begin with you. Please discuss the details behind the reasons for the linked quarter decrease in net interest margin and the overall outlook for the margin.

Gary Rhoads: Net interest margin, as we mentioned in the discussion, has continued to drop. It has been under pressure. We're seeing very strong public preference for the shifting of low-costing transaction accounts to higher-costing money markets and CDs, and we really see no relief on margin pressures in the near future.

Michelle Debkowski: Gary, what was driving the linked quarter increase in compensation expense?

Gary Rhoads: I'm not sure about that question. We actually have a linked quarter decrease in compensation expense. Year after year, there was an increase in compensation expense, and that would be primarily due to the Nittany acquisition in January 2006. Overall, though, our operating expenses have decreased in each of the last two quarters.

Michelle Debkowski: We had two questions on the $306,000 in the nonrecurring expense category. What was the nature of this amount?

Gary Rhoads: That, again, relates back to the fraud at the beginning of January 2005 that we've dealt with over the last year-and-a-half or so, so there are still some lingering expenses relating to that process.

Michelle Debkowski: Glenn, several questions for you. Any change in general that you're seeing on the competitive environment?

Glenn Moyer: The competitive environment, Michelle, is still intense, and I think that just highlights our need to be careful on both the pricing and structure negotiations and know when to walk away.

Michelle Debkowski: And how is the loan pipeline looking?

Glenn Moyer: The loan pipeline is still reasonably strong on the commercial side. Clearly, I think the rate competition will sort some of this out, but we remain hopeful that we can achieve our high single-digit growth target in the loan area.

Michelle Debkowski: On asset quality, what are the expectations for this?

Glenn Moyer: Our asset quality looks strong through year-end. All of our forward-looking metrics, whether they be the number of watch-loan credits and risk ratings, are positive, and so that's what gives us the comfort. Obviously, this is something that we monitor very closely, and given the fact that in excess of 70% of our loan assets are in the commercial categories, we certainly are very focused on changes that might occur in the business-lending environment.

Michelle Debkowski: Glenn, how much further do you expect the loan loss reserve to decline?

Glenn Moyer: Well, let me talk about this because as a dollar value, we really don't expect it to decline, and we mentioned earlier that the dollar amount of our loan loss reserve has stayed fairly consistent around $59 million after including the provision from Nittany earlier in the first quarter.

As a percent of total loans, we see it probably declining a little further, probably down to the 1.60 to 1.62 level, due to growth in the loan portfolio, but I also would call people's attention to the comments that we made earlier relative to the coverage ratio when we look at how our reserve for loan and loss leases cover our nonperforming assets. And so in that category, the coverage ratio -- really, the coverage ratio has been increased. So there are different ways of looking at this reserve, and in any case, as we said earlier, we feel we remain appropriately positioned in the loan and lease reserve.

Michelle Debkowski: This question states that on a year-to-year basis, it looked like business purpose loans increased 2%.  Is this due to loan pricing structure, or are there other factors influencing slower business loan growth?

And can you also comment, in general, as to why you have concerns about slowing loan demand?

Glenn Moyer: A couple of comments here. We have experienced the pay-down or payoff of some marginal or problem assets by design, and that's probably a number that approximates $25 million. We've also had the payoff of some middle-market syndicated transactions. And so while we've had good growth and good growth in new relationships, it really has resulted in, as we look at it at mid-year, modest growth in the C&I area specifically.

Affecting slower loan growth? Clearly, I think the issue of the Federal Reserve and their recent rate increases, we've seen, I think, some of that affect our growth in the months of May and June, which did increase at a slower rate of growth than the earlier months in 2006.

Michelle Debkowski: What are the opportunities, Glenn, for you to shift the earning assets to more variable-rate loans?

Glenn Moyer: That is very difficult to do in any significant way given the flat nature of the yield curve. I will tell you, though, that in two of our fastest-growing commercial loan areas, our manufacturing group and the middle-market banking group, we have the ability to do more variable-rate lending there than in our more traditional small and lower end of the middle-market lending, so we have some of that ability, but it's not something that can be shifted in any rapid way.

To offset the demand for fixed-rate credits, we have developed the ability to provide interest swaps for our larger and more sophisticated borrowers that can result in a fixed-rate obligation for our borrowers but provide a variable-rate asset to the bank. And so we are working forward in the right situation to see if we can use that as a way to increase the amount of variable-rate interest income we have, as well.

Michelle Debkowski: Thank you, Glenn. We did have another question. Specifically, please discuss the increase in loan growth, particularly in terms of Nittany versus the rest of the bank, and we believe we did answer that during the webcast, so I'll turn it back over to Gary for a few final questions.

Gary, your tangible equity-to-tangible assets ratio is well below peers, and the Overstreet share repurchases will dilute this number. Are you comfortable with the pro forma ratio?

Gary Rhoads: We saw this transaction as a unique opportunity to acquire a large block of stock to fund our dividend reinvestment and other stock-based plans, and this does negatively affect our tangible equity-to-tangible assets ratio to the tune of about 20 basis points. And as we said, we see our low-end comfort level being about 5% on the tangible equity-to-tangible assets ratio, and we'll be working to get back to that level through the retention of earnings as we go forward.

Michelle Debkowski: Gary, what is the reason for the large deposit in-flows? Is it seasonal? And what impact will this have on net interest margin and funding going forward?

Gary Rhoads: Well, the reason is pretty much just our ongoing marketing and sales efforts, and this is not the seasonal inflow that we see during the third quarter from the municipalities and school districts as they get their tax receipts coming in, so that's still to come as we go forward.

As far as the impact on net interest margin and funding going forward, the funding is adequate. That should not be an issue. We continue to be concerned about the customer shift from the transaction -- lower-costing transaction-type accounts to the CDs and higher-costing money markets, and again, that net interest margin continues to be under pressure, as we've talked about already.

Michelle Debkowski: Speaking of CDs, what is the amount of the CDs greater than $100,000 as of June 30?

Gary Rhoads: That amount would be $575 million at June 30, as compared to $501 million at March 31.

Michelle Debkowski: And regarding securities, are they still expected to increase this year?

Gary Rhoads: Yes. We still see some growth in our security portfolio yet this year.

Michelle Debkowski: And a final question, Gary. Can you please provide some color on the increase in the cost of funds, and do you expect a similar increase in the third quarter?

Gary Rhoads: I think we've probably pretty much answered that, but again, the customer shift in preferences from the lower-costing transaction accounts to the higher-costing CDs and money markets, that's been our issue, and we, again, don't see that slowing at the moment.

Michelle Debkowski: Thank you to everybody who joined us. This concludes our presentation.